EXHIBIT 99.1
August 9, 2007
Dear Shareholder:
The banking industry has faced a number of challenges over the last two years which have increased pressure on bank stock prices. In addition, in the last few weeks, bank stock prices have seen significant declines. In spite of improved financial performance, First Financial Bancorp’s stock price has also declined significantly.
Why is this happening?
First, it’s important to understand that First Financial’s recent stock price performance is in synch with a much broader decline within our industry.
As indicated in the chart below, approximately 85% of all publicly traded financial institutions have suffered stock price declines over the past year.
Distribution of All Public Banks & Thrifts
One-Year Price Change — 8/3/2007

Percent of
Price Change	Companies
Down 50% or more	2.4%
Down 40 to 50%	2.7%
Down 30 to 40%	9.9%
Down 20 to 30% (FFBC)*	19.5%
Down 10 to 20%	26.1%
0% to down 10%	24.6%
Positive price change	14.8%

Source: SNL Datasource
*FFBC 12-month percentage: (25.15)%
The concern about the financial services industry is generally over two issues:
•	Continued net interest income and margin compression caused by the market interest rate environment

•	Recent concerns about the credit quality of sub-prime lending and residential real estate developer lending
First Financial is certainly subject to the effects of market interest rates, but it has positioned the balance sheet so the margin and net interest income are strong relative to peers through both the structure and mix of the earning assets and funding.
We believe our company has limited credit exposure to the areas of broad industry concern. We have done no lending to sub-prime borrowers, and the exposure to residential real estate developers is approximately 2% of the total loan portfolio.
(over)

What action is First Financial taking?
Although we are keenly aware of our stock price, we are focusing on the things we can control:
•	Working on profitably growing our company and adding value for our clients and shareholders

•	Developing new products, services, and partnerships that can help us diversify our revenue streams and be less dependent on net interest income

•	Controlling our costs

•	Continuing our strong dividend

•	Increasing level of company stock purchases of up to two million shares from one million shares
Over the years, we have weathered the cyclical conditions of the market, credit, and investments, and we take pride in the fact that we have paid a quarterly cash dividend every quarter since First Financial Bancorp was formed in 1983.
In spite of the challenges that face the banking industry, our management is confident about our market position and our longer-term prospects for growth. When this cycle is over, we expect that our value will be more fully recognized by quality small/mid cap bank investors.
To those of you who are clients of the bank, we appreciate the opportunity to help you on your path to success. Please recommend our services to your friends, family, and colleagues.

Sincerely,	Sincerely,

Barry S. Porter	Claude E. Davis
Chairman of the Board	President and CEO